                           PURCHASE AND SALE AGREEMENT


         This Purchase and Sale Agreement (this "Agreement") dated as of the 4th day of August 2000, is between CASTLE OFFSHORE, L.L.C., a limited liability company organized and existing under the laws of Louisiana ("CASTLE") and BWAB LIMITED LIABILITY COMPANY, a limited liability company organized and existing under the laws of Colorado ("BWAB") (collectively, the "Sellers") and DELTA PETROLEUM CORPORATION, a corporation organized and existing under the laws of Colorado ("Buyer"). Sellers and Buyer are referred to herein individually as a "Party" and collectively as the "Parties."

         In consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers agree as follows:


                                    ARTICLE 1
                                PURCHASE AND SALE

         1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Sellers agree to sell and convey and Buyer agrees to purchase and pay for all of Sellers' right, title and interest in and to the Interests. The Parties recognize that as between the Sellers, Castle owns and will sell and convey seventy-five percent (75%) of the Interests and BWAB owns and will sell and convey twenty-five percent (25%) of the Interests.

         1.2 Interests. All of the following shall be referred to in this Agreement collectively as the "Interests" and individually as an "Interest":

             (a) The oil, gas and mineral leases described on Exhibit "A" attached hereto (collectively, the "Leases"), including, without limitation, working interests, overriding royalty interests, royalty interests and any other interests of a similar nature affecting the lands covered by the Leases (collectively, the "Lands").

             (b) The oil and gas wells described on Exhibit "A" (individually, a "Well," and collectively, the "Wells"), together with all oil, natural gas, casinghead gas, drip gasoline, natural gas liquids, condensate and other minerals produced from such Wells.

             (c) All unitization, communitization, pooling, agreements, working interest units created by operating agreements, partnership agreements and orders covering the Leases and Lands, or any portion thereof, and the units and pooled or communitized areas created thereby (collectively, the "Units").

             (d) The tangible personal property, tools, machinery, materials, pipelines, plants, gathering systems, equipment, platforms and facilities, fixtures and improvements, which are incident or attributable to or underlie the Leases, Lands, Wells or Units with the production, transportation, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, (collectively, the "Equipment").

             (e) The licenses, permits, contracts, agreements and other instruments owned by Sellers (other than bonds posted by Sellers) which concern and relate to any of the Leases, Lands, Wells, Units and/or Equipment, INSOFAR AND ONLY INSOFAR as same concern or relate to the Leases, Lands, Wells, Units and/or Equipment, or the operation thereof; including, without limitation, oil, gas and condensate purchase and sale contracts; permits; rights-of-way; easements; licenses; servitudes; estates; surface leases; farmin and farmout agreements; division orders and transfer orders; bottomhole agreements; dry hole agreements; area-of-mutual interest agreements; salt water disposal agreements; acreage contribution agreements; operating agreements; balancing agreements and unit agreements; pooling agreements; pooling orders; communitization agreements; processing, gathering, compression and transportation agreements; facilities or equipment leases relating thereto or used or held for use in connection with the ownership or operation thereof or with the production, treatment, sale or disposal of hydrocarbons; and all other contracts and agreements related to the Leases, Lands, Wells and/or Equipment.

             (f) Subject to Section 1.3 below, originals or copies of all computer tapes and discs, files, records, information or data relating to the Interests in the possession of Sellers, including, without limitation, title records (including abstracts of title, title opinions, certificate of title and title curative documents), accounting records and files, contracts, correspondence, production records, electric logs, core data, pressure data, decline curves, graphical production curves, drilling reports, well completion reports, drill stem test charts and reports, regulatory reports, and all related materials, INSOFAR AND ONLY INSOFAR as the foregoing items constitute materials that may be lawfully conveyed to Buyer (i.e., the materials are not subject to a proprietary agreement precluding their transfer to Buyer), and, to the extent transferable, all other contract rights, intangible rights (excluding Sellers' trademarks and service marks), inchoate rights, choses in action, rights under warranties made by prior owners, manufacturers, vendors or other third parties, and rights accruing under applicable statutes of limitation or prescription, attributable to the Interests.

             (g) All payments, and all rights to receive payments, with respect to the ownership of the production of hydrocarbons from or the conduct of operations on the Interests accruing after the Effective Time.

         1.3 Reserved Interests. Notwithstanding any provision of this Agreement to the contrary, Sellers reserve and retain (i) Sellers' corporate, financial, tax and legal records and its other business records; (ii) cash, bank accounts, letters of credit, travel letter accounts and prepaid insurance; (iii) the management information systems and other intellectual property rights of Sellers used by Sellers in the management and administration of its business; (iv) all claims that Sellers may have under any policy of insurance, indemnity or bond maintained by Sellers other than claims relating to property damage or casualty loss affecting the Interests occurring between the Effective Time and Closing (which claims shall be included in the Interests); (v) all accounts receivable, trade credits or notes receivable accrued before the Effective Time; (vi) any files or records that Sellers are contractually or otherwise obligated not to disclose to Buyer; (vii) all claims and causes of action arising from acts, omissions or events, or damage or destruction of property occurring prior to the Effective Time; (viii) engineering studies or reserve reports relating to the Interests; (ix) all interests and rights not included in the definition of the Interests (the "Reserved Interests").

         1.4 Effective Time. The purchase and sale of the Interests shall be effective as of July 1, 2000, at 7:00 a.m., central standard time (herein called the "Effective Time").

         1.5 Ownership of the Interests. Subject to Section 13.1 and the other provisions of this Agreement, should Closing occur, Sellers shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds), and shall be subject to the duties and obligations of such ownership attributable to the Interests for the period of time prior to the Effective Time and Buyer shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds) and shall be subject to the duties and obligation of such ownership attributable to the Interests for the period of time from and after the Effective Time. All expenses and costs, including, without limitation, all ad valorem, property, production, severance, and similar taxes and assessments based upon or measured by the ownership of the Interests, the production of hydrocarbons, or the receipt of proceeds therefrom) attributable to the Interests, shall be: (i) paid by or allocated to Sellers if incurred or accruing with respect to operations conducted prior to the Effective Time; or (ii) paid by or allocated to Buyer if incurred or accruing with respect to operations conducted after the Effective Time. All hydrocarbons in storage facilities above or upstream from the pipeline connection to each storage facility, or downstream of delivery point sales meters on gas pipelines, as of the Effective Time, shall belong to Sellers. All of the hydrocarbons placed in such storage facilities or upstream of the aforesaid meters on pipelines after the Effective Time shall belong to Buyer and shall become a part of the Interests. In order to accomplish the foregoing allocation of production, the parties shall rely upon the records maintained by the operator of the relevant Interest, unless such records are demonstrated to be inaccurate.

         1.6 Risk of Loss. Buyer shall assume all risk of loss with respect to the Interests from and after the Effective Time to Closing.

         1.7 Sellers' Agent. Castle shall act as agent on behalf of Sellers for purposes of receiving payments of money or shares of Buyer's Common Stock under this Agreement. Nothing herein shall limit the right of each Seller to make individual elections as to alternative courses of action set forth in this Agreement except as otherwise set forth in this Agreement and the Exhibits thereto.

                                    ARTICLE 2
                                 PURCHASE PRICE

         2.1 Purchase Price. The purchase price for the Interests shall be comprised of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) paid by wire transfer or other immediately available funds (the "Money Payment") and Five Hundred Eighty-Three Thousand Three Hundred Thirty-Three (583,333) shares of Buyer's Common Stock (the "Stock Payment"). The Money Payment and the Stock Payment shall collectively be herein called the "Purchase Price". At Closing, the Purchase Price shall be adjusted as set forth in Section 2.3 below. In connection with the issuance of the shares of Buyer's Common Stock pursuant to this Section 2.1 as well as other Sections of this Agreement, Buyer and Sellers have executed contemporaneously with this Agreement the Registration Rights Agreement and the Investment Representation Agreements, both as defined in
Section 9.6 below.

         2.2 Earnest Money Deposits. Following Buyer's execution of this Agreement, to assure Buyer's performance of its obligations under this Agreement, Buyer shall deposit with Castle for the account of Castle, Three and Seventy-Five One Hundredths Percent (3.75%) of the Money Payment, Sixty Five Thousand Six Hundred Twenty-Five Dollars ($65,625), by wire transfer or other immediately available funds (the "Money Deposit") plus an additional Three and Seventy-Five One Hundredths Percent (3.75%) of the Stock Payment, Twenty One Thousand Eight Hundred Seventy-Five (21,875) shares of Buyer's Common Stock
(the "Stock Deposit"). The Cash Deposit and the Stock Deposit being herein collectively called the "Earnest Money Deposits". If Closing occurs, the Earnest Money Deposits will be applied to the Adjusted Purchase Price. If Closing fails to occur, the Earnest Money Deposits shall be handled in accordance with Section
12.2 hereof

         2.3 Adjustments to Purchase Price. At Closing, the Purchase Price shall be adjusted as follows and the resulting amount shall be referred to herein as the "Adjusted Purchase Price":

            (a) The Purchase Price shall be adjusted upward by the following:

                    i. The amount of all actual operating or capital expenditures or prepaid expenses attributable to the Interests incurred by or on behalf of Sellers in connection with the operation of the Interests and which are, according to generally accepted accounting principles, attributable to the period of time between the Effective Time and September 30, 2000. Such expenditures and expenses shall include, without limitation, royalties, rentals and other charges; ad valorem, property, excise, and any other taxes based upon or measured by the ownership of the Interests, the production of hydrocarbons or the receipt of proceeds therefrom; and expenses payable to a third person under applicable joint operating agreements, including, without limitation, overhead charges at normal company overhead labor rates and royalty disbursement fees payable to operator, or similar payments to third party operators, or, in the absence of any joint operating agreement, those items customarily billed under such an agreement.

                    ii. The value, less taxes (other than taxes on net income), of all hydrocarbons in storage facilities above or upstream from the pipeline connection in each storage facility, or downstream of delivery point, sales meters on gas pipelines, as of the Effective Time, at the prevailing market value at the time of sale in the area, adjusted for grade and gravity.

                    iii. Any other amounts agreed upon by Sellers and Buyer.

            (b) The Purchase Price shall be adjusted downward by the following:

                    i.   The Earnest Money Deposits made to Castle;

                    ii. Reductions due to Title Failures as provided in Sections 10.7.

                    iii. For uncured Title Defects and Contested Defects
                         pursuant to Section 10.8

                    iv.  Reductions due to Environmental Defects as provided in
                         Section 11.3.

                    v. The gross proceeds earned by Sellers, net of applicable severance and production taxes and compression and transportation charges, and derived from the sale of hydrocarbons attributable to the Interests to the extent owned by Buyer between the Effective Time and September 30, 2000, pursuant to the provisions of
                         Section 1.5 above.

                    vi. Reductions due to receipt by Sellers of denials to consent and of exercises of preferential rights as provided in Section 10.11.

                    vii. Any other amounts agreed upon by Sellers and Buyer.

            (c) Sellers shall pay all capital expenditures and expenses accruing prior to the Closing Date referenced in Section 2.3(a)(i) above and shall collect and receive all proceeds accruing prior to the Closing Date referenced in Section 2.3(b)(v) above. Sellers shall be responsible for accounting for all revenues earned and expenses incurred through September 30, 2000.

            (d) Upward and downward adjustments to the Purchase Price pursuant to Section 2.3 shall be divided equally between the Money Payment and the Stock Payment, on the basis of each share of Buyer's Stock being valued at Three Dollars ($3.00) per share, rounded off to the nearest whole share.

         2.4 Purchase Price Allocation. The Purchase Price shall be allocated among the Interests as set forth in Exhibit "B" attached hereto (the "Allocated Values").

         2.5 Preliminary Settlement Statement. Sellers shall prepare and deliver to Buyer at least five (5) "Business Days" (which term shall mean any day except a Saturday, Sunday or other day on which commercial banks in Denver, Colorado are required or authorized by law to be closed) prior to the Closing Date, Sellers' estimate of the Adjusted Purchase Price to be paid at Closing, together with a statement setting forth Sellers' estimate of the amount of each adjustment to the Purchase Price to be made pursuant to Section 2.2 (the "Preliminary Settlement Statement"). The parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the Adjusted Purchase Price for purposes of Closing shall be calculated based on Sellers' and Buyer's agreed upon estimated adjustments and Sellers' good faith estimation of any disputed amounts, which estimate shall be subject to adjustment in the Final Settlement Statement pursuant to Section 9.1.

         2.6 Letter-of-Credit Note. In consideration for the Sellers' agreement to maintain after the Closing Date the posting of certain letters-of-credit with respect to the Interests, Buyer will deliver a promissory note (the "Letter-of-Credit Note") in the amount of One Million Three Hundred Thousand Dollars ($1,300,000) payable to Sellers on or before June 30, 2001, accruing interest at the rate of eight per cent (8%) per annum, payable quarterly in either cash or shares of the Common Stock of Buyer, at the option of Buyer, the value of such stock being fixed at Four Dollars ($4.00) per share. The form of the Letter-of-Credit Note is attached and made a part hereof as Exhibit E. Should Buyer either repay in full the Letter-of-Credit Note or replace the letters-of-credit pursuant to Section 9.5 on or before December 31, 2000, Sellers shall return the Letter-of-Credit Note to Buyer, no interest shall be due under the Letter-of-Credit Note and any interest previously paid thereon by Buyer in either cash or stock shall be refunded by Sellers. Should Buyer fail to either repay the Letter-of-Credit Note or replace the letters-of-credit pursuant to Section 9.5 on or before June 30, 2001, Sellers shall have the option to require payment of the One Million Three Hundred Thousand Dollars ($1,300,000) principal balance of the Letter-of-Credit Note, either (a) by wire transfer or other immediately available funds, or (b) Three Hundred Twenty Five Thousand (325,000) shares of Buyer's Common Stock. If Buyer has not paid all accrued interest on the Letter-of-Credit Note on or before June 30, 2001, Sellers shall have the option to require payment of such accrued and unpaid interest either
(a) by wire transfer or other immediately available funds, or (b) shares of Buyer's Common Stock valued at $4.00 per share, rounded to the nearest whole share.

         2.7 Stock Penalty. If Closing fails to occur, Buyer shall issue to BWAB Fourteen Thousand Five Hundred Eighty-Three (14,583) shares of the Common Stock of Buyer (the "Stock Penalty") in accordance with Section 12.2 hereof.


                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of Castle. Castle represents and warrants to Buyer the following:

             (a) Castle is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana. Castle is duly qualified to carry on its business in the State or States in which the Interests are located and in each State where failure to so qualify would have a material adverse effect upon its business or the Interests.

             (b) Castle has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement and to perform its obligations hereunder.

             (c) The execution, delivery and performance of this Agreement and the transactions contemplated herein have been duly and validly authorized by Castle.

             (d) This Agreement has been duly executed and delivered on behalf of Castle, and all documents and instruments required hereunder to be executed and delivered by Castle at or prior to Closing shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Castle enforceable in accordance with their terms.

             (e) Castle has incurred no liability, contingent or otherwise, for broker's or finder's fees or commissions relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

         3.2 Representations and Warranties of BWAB. BWAB represents and warrants to Buyer the following:

             (a) BWAB is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. BWAB is duly qualified to carry on its business in the State or States in which the Interests are located and in each State where failure to so qualify would have a material adverse effect upon its business or the Interests.

             (b) BWAB has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement and to perform its obligations hereunder.

             (c) The execution, delivery and performance of this Agreement and the transactions contemplated herein have been duly and validly authorize by BWAB.

             (d) This Agreement has been duly executed and delivered on behalf of BWAB, and all documents and instruments required hereunder to be executed and delivered by BWAB at or prior to Closing shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of BWAB enforceable in accordance with their terms.

             (e) BWAB has incurred no liability, contingent or otherwise, for broker's or finder's fees or commissions relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

         3.3 Representations and Warranties of Sellers. Each of Sellers separately represents and warrants to Buyer the following:

             (a) There are no outstanding authorizations for expenditures ("AFEs") that (i) require the drilling of wells or other material development operations in order to earn or to continue to hold all or any portion of the Interests, or (ii) obligate Sellers to make payments of any amounts in connection with drilling of wells or other material capital expenditures affecting the Interests.

             (b) Sellers are not obligated to deliver hydrocarbons produced from the Interests at some future time without then or thereafter receiving full payment for the production attributable to Sellers' ownership in and to the Interests by virtue of: (i) a prepayment arrangement under any contract for the sale of hydrocarbons and containing a "take or pay," or similar provisions, (ii) a production payment, or (iii) any other arrangement.

             (c) Except for those taxes and assessments for which a Purchase Price adjustment is made under Section 2.3(b)(v), during the period of Sellers' ownership of the Interests, Sellers have properly paid all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Interests that have become due and payable before the Effective Time.

             (d) No suit, action, claim, or other proceeding is pending or, to the best of Sellers' knowledge, threatened before any court, arbitration panel or governmental agency which relates to the Interests and which might result in a material loss of Sellers' title to any portion of the Interests, or a material diminution of the value of any of the Interests, or that might materially hinder or impede the operation of the Leases.

             (e) As used in this Agreement, the term, "Existing Documents" shall mean all of the oil, gas and other mineral leases, assignments or other instruments or agreements that comprise the Interests, and all contractually binding arrangements to which the Interests may be subject and which will be binding on the Interests or Buyer after Closing (including, without limitation, oil, gas and other mineral leases, overriding royalty assignments, farm-out and farm-in agreements, option agreements, forced pooling orders, assignments of production payments, partnership agreements, unit agreements, unit operating agreements, joint operating agreements, balancing agreements, unit operating agreements, production contracts, processing contracts, gas sales contracts, marketing and transportation contracts and division orders). To the best of Sellers' knowledge, (i) all Existing Documents are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws); (ii) Sellers are not in material breach or default with respect to any of its obligations pursuant to any such Existing Documents; and (iii) all payments (including, without limitation, royalties, delay rentals, shut-in royalties and valid calls under unit or operating agreements) due thereunder have been timely paid and Sellers have received no notice of default under any of the Existing Documents.

             (f) To the best of Sellers' knowledge, all of the Equipment Sellers operate has been maintained in a state of repair so as to be adequate for normal operations.

             (g) To the best of Sellers' knowledge, all of the Wells that have been drilled and completed have been so drilled and completed within the boundaries and limits permitted by contract, pooling or unit agreement, and by law; and all drilling, completion, and other operations on or affecting the Leases have been conducted in compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court or governmental body or agency. No Well is subject to penalties or allowables after the date hereof because of any over-production or any other violation of applicable laws, rules, regulations or permits or judgments, orders of decrees of any court or governmental body or agency.

             (h) Except as set forth on Exhibit "C" attached hereto:

                  (i) Sellers' operations and activities with respect to the Interests comply in all respects with all applicable governmental laws, including, without limitation, health and safety statutes and regulations and all Environmental Laws, including any provisions requiring notice to government agencies under Environmental Laws.

                  (ii) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter ("Environmental Proceeding") known to Sellers pending or, to the best of Sellers' knowledge, threatened against Sellers or any of the Interests relating in any way to the Environmental Laws.

                  (iii) Neither Sellers nor, to the best of Sellers' knowledge, any other person have released, placed, stored, buried or dumped any Hazardous Substances, Oil, Pollutants or Contaminants or any other wastes on, beneath, or adjacent to the Leases, except for inventories of such substances to be used in the ordinary course of business of Sellers (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations).

                  (iv) To the best of Sellers' knowledge, Sellers have not received any notice or order from any governmental or other public agency advising it that Sellers are responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, Oils, Pollutants, or Contaminants or any other waste or substance affecting the Interests. Sellers are not aware of any facts which might reasonably give rise to any such notice or order.

                  (v)    The term "Cleanup" shall mean all actions required to:
                         (1) cleanup, remove, treat or remediate Hazardous Substances, Oils, Pollutants or Contaminants; (2) prevent the Release of Hazardous Substances, Oils, Pollutants or Contaminants so that they do not migrate, endanger or threaten to endanger public health or welfare or the environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment.

                  (vi) The term "Environmental Laws" shall mean all foreign, Federal, state and local laws, regulations, rules and ordinances relating to polluting or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances, Oil, Pollutants or Contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oil, Pollutants or Contaminants, and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, Oils, Pollutants or Contaminants.

                  (vii) The term "Hazardous Substances, Oils, Pollutants or Contaminants" shall mean all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, or defined as such by, or regulated as such under, any Environmental Law.

                  (viii) The term "Release" or "Releases" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environmental (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property.

         3.4 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers the following:

             (a) Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Buyer is or will be prior to Closing duly qualified to conduct business in the State or States in which the Interests are located.

             (b) Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to purchase the Interests on the terms described in this Agreement and perform its other obligations under this Agreement.

             (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized.

             (d) This Agreement has been duly executed and delivered by or on behalf of Buyer; all documents and instruments required hereunder to be executed and delivered by Buyer at or prior to Closing shall have been duly executed and delivered; and this Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms.

             (e) Buyer has incurred no liability, contingent or otherwise, for broker's or finder's fees or commissions relating to the transactions contemplated by this Agreement for which Sellers shall have any responsibility whatsoever.

             (f) All shares of the Common Stock of Buyer issued to Sellers pursuant to this Agreement shall be duly authorized and when issued shall be fully paid, non-assessable shares of the Common Stock of Buyer and shall carry all of the same rights and privileges as all other issues of Buyer's Common Stock.

             (g) Prior to Closing, Buyer will have inspected the Interests, the public records and Sellers' files for all purposes, including, but not limited to, detecting the presence and concentration of naturally-occurring radioactive materials and satisfying itself as to the physical condition and environmental condition of the Interests, both surface and subsurface. In entering into this Agreement, Buyer has relied solely on the express representations and covenants of Sellers in this Agreement, its independent investigation of, and judgment with respect to, the Interests and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors, and not on any comments or statements of any representatives of, or consultants or advisors engaged by Sellers.

             (h) At Closing, Buyer will meet the bonding and other requirements required by all governmental authorities in respect to the Interests (and Sellers agree to provide Buyer, prior to Closing, with a list of such requirements) and, after Closing, Buyer anticipates that it will continue to be able to meet such bonding requirements. Buyer is, and after the Closing is expected to continue to be, otherwise qualified to own the Interests. The consummation of the transactions contemplated hereby will not cause Buyer to be disqualified to be an owner of oil, gas, and mineral leases or to exceed any acreage limitation imposed by law, statute, rule or regulation. Buyer is not aware of any fact that could reasonably be expected to cause the appropriate governmental authorities to fail to unconditionally approve the assignment of the Interests to Buyer. Sellers will cooperate and will assist Buyer relating to the preparation and presentation of documents relating to changes in ownership and/or operatorship of the Interests.

             (i) Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Buyer is acquiring the Interests for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, as amended, or any other rules, regulations, and laws pertaining to the distribution of securities.

             (j) Buyer has arranged or will have arranged to have available by the Closing Date sufficient funds to enable the payment to Sellers, by wire transfer, of the Adjusted Purchase Price in accordance with Section 2.3 and to otherwise perform Buyer's obligations under this Agreement.


                                    ARTICLE 4
                          CERTAIN AGREEMENTS OF SELLERS

         4.1 Agreements Between Execution of Agreement and Closing. During the period between the execution of this Agreement and the Closing Date, Sellers shall not, without the prior written consent of Buyer, (i) sell, convey, assign, transfer or encumber any of the Interests; (ii) make or agree to make any expenditure in excess of $25,000.00, net to Sellers' interest, except for obligations under existing contracts, expenditures necessary to maintain the Interests, or in the event of any emergency as to which Sellers have notified Buyer; (iii) sell oil, gas or other minerals from the Interests except sales made in the ordinary course of business; (iv) enter into any agreement amending, modifying or terminating any of the Leases; or (v) take any other action with respect to any of the Interests that would cause a material diminution in the value thereof or that would materially and adversely affect the use and enjoyment thereof.

         4.2 Access to Records. Following the execution of this Agreement by the Parties, Sellers shall afford to Buyer and its authorized representatives, during normal business hours, reasonable access to well and land files, title, contract and legal materials and operating data and information in Sellers' possession or to which it has access affecting the Interests.

         4.3 Notification of Additional Proceedings. Sellers shall promptly notify Buyer of any new suits, actions, claims or other proceedings threatened or pending before, or required to be filed with, any court, arbitrator or governmental agency which relate to the Interests.

         4.4 Consents. Sellers shall use their best efforts to obtain any consents necessary to transfer the Interests to Buyer.

         4.5 Letters-of-Credit. Subject to the provisions of Section 9.5, Sellers will leave in place their letters-of-credit with respect to the Interests until Buyer obtains replacement letters-of-credit.


                                    ARTICLE 5
                           CERTAIN AGREEMENTS OF BUYER

         5.1 Cooperation. Buyer shall cooperate with Sellers to assist Sellers in carrying out the agreements of Sellers hereunder.


                                    ARTICLE 6
                          BUYER'S CONDITIONS TO CLOSING

         The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to Closing of each of the following conditions:

         6.1 Representations. The representations and warranties by Castle set forth in Section 3.1, by BWAB set forth in Section 3.2 and by Sellers set forth in Section 3.3 above shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

         6.2 Changes. There shall have been no material adverse change in the physical condition of the Interests, except depletion through normal production within authorized allowable and rates of production, depreciation of equipment through ordinary wear and tear, and other transactions permitted under this Agreement or approved in writing by Buyer.

         6.3 Performance. Sellers shall have timely performed and complied with all agreements and covenants required by this Agreement.

         6.4 No Legal Proceedings. No suit, action or other proceeding shall be pending or threatened before any court, arbitration panel or governmental agency seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with the purchase and sale contemplated by this Agreement, or which might result in a material loss of any portion of the Interests, a material diminution in the value of any of the Interests, or materially interfere with the use or enjoyment of the Interests, except (i) matters that are disclosed on Exhibit "D" or (ii) any suit or proceeding affecting only a portion of the Interests, which portion could be treated as subject to a Title Defect in accordance with Article 10.

         6.5 Existing Documents. Buyer must be reasonably satisfied with the terms and conditions of the Existing Documents.


                                    ARTICLE 7
                         SELLERS' CONDITIONS TO CLOSING

         The obligations of Sellers to consummate the transactions provided for herein are subject, at the option of Sellers, to the fulfillment on or prior to Closing of each of the following conditions:

         7.1 Representations. The representations and warranties by Buyer set forth in Section 3.4 above shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

         7.2 Performance. Buyer shall have timely performed and complied in all material respects with all agreements and covenants required by this Agreement.

         7.3 No Legal Proceedings. No suit or other proceeding shall be pending before any court or governmental agency seeking to restrain prohibit or declare illegal, or seeking substantial damages in connection with, the sale contemplated by this Agreement, except (i) matters with respect to which Sellers have been adequately indemnified by Buyer or (ii) any suit or other proceeding affecting only a portion of the Interests, which portion could be treated as subject to a Title Defect in accordance with Article 10.

                                    ARTICLE 8
                                     CLOSING

         8.1 Date of Closing. Subject to the conditions stated in this Agreement, the purchase and sale of the Interests pursuant to this Agreement (the "Closing") shall occur on or before September 30, 2000, at 10:00 a.m., Mountain Time, or on such other date and time as Buyer and Sellers may agree (the "Closing Date").

         8.2 Place of Closing. The Closing shall be held at the offices of Sellers as set forth hereinabove; provided, however, the Parties may agree to close via facsimile or overnight mail.

         8.3 Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

                  (i) Sellers shall execute and deliver: (1) an Assignment, Bill of Sale and Conveyance in the form attached hereto as Exhibit "D" (the "Assignment") (in sufficient counterparts to facilitate recording) conveying the Interests, subject to the Permitted Encumbrances; (2) such other instruments as may be required to convey the Interests to Buyer and otherwise effectuate the transactions contemplated by this Agreement.

                  (ii) Sellers and Buyer shall execute and deliver the Preliminary Settlement Statement.

                  (iii) Buyer shall deliver by direct bank or wire transfer to Sellers or to Sellers' account (at such place as may be designated by Sellers in a written notice, such notice to be delivered to Buyer not less than two (2) Business Days prior to the Closing) the Money Payment of the Adjusted Purchase Price and shall deliver to Seller the Stock Payment of the Adjusted Purchase Price.

                  (iv) Sellers shall deliver on forms supplied by Buyer transfer orders or letters in lieu thereof, directing the operator or purchaser to make payment of proceeds attributable to production from the Interests after the Effective Time to Buyer.

                  (v) Buyer shall execute and deliver to Sellers the Letter-of-Credit Note.

         8.4 Records. In addition to the obligations set forth under Sections
4.2 and 8.3 above, within thirty (30) days after Closing, Sellers shall deliver to Buyer all original well and land files in its possession or to which it has access. Buyer shall be entitled to all original records affecting the Interests assigned to Buyer pursuant to the terms of this Agreement. Sellers shall be entitled to keep a copy of such records for its files. Buyer agrees to preserve and maintain such records for at least five (5) years after the Closing Date and to provide Sellers access to such records during normal business hours during such period.

                                    ARTICLE 9
                              POST-CLOSING MATTERS

         9.1 Final Settlement Statement. As soon as practicable after the Closing, but in no event later than ninety (90) days after Closing, Sellers shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement ("Final Settlement Statement") setting forth each adjustment (other than adjustments for Title Defects) finally determined as of Closing and showing the calculation of such adjustments. Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Sellers a written report containing any changes that Buyer proposes be made in good faith to resolve any questions with respect to the amounts due pursuant to such Final Settlement Statement no later than one hundred twenty (120) days after the Closing.

         9.2 Unpaid Third Party Funds. At such time as Buyer and Sellers agree on a Final Settlement Statement, Sellers will transfer to Buyer all funds held by Sellers in suspense for a third party owner of royalty, overriding royalty, working interests, mineral interest or other similar interests, attributable to the Interests, and will deliver all records in Sellers' possession, including a schedule of such funds listing the owners thereof, which may be used to determine proper disbursement. Buyer shall thereafter be responsible for determining the proper payment of such amounts and shall indemnify and hold harmless Sellers from and against any and all cost, loss or expense of whatever kind, including attorneys' fees, arising from or in connection with the claim or any person, up to the amount listed on the schedule provided by Sellers with respect thereto, with respect to the funds transferred to Buyer pursuant to this
Section 9.2.

         9.3 Further Assurances. After Closing, Sellers, and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any Exhibit, document, certificate or other instrument delivered pursuant hereto.

         9.4 Survival. All representations and warranties set forth in this Agreement in Sections 3.1 (a) - (e), 3.2 (a) - (e), 3.3 (a) - (c) and 3.4 (a) -
(f) shall survive the Closing, but no other representations and warranties shall survive the Closing.

         9.5 Letters-of-Credit.

         (a) Subject to the provisions of this Section 9.5, Sellers will leave in place their letters-of-credit with respect to the Interests until Buyer obtains replacement letters-of-credit.

         (b) Buyer will use its best efforts to obtain letters-of-credit to replace those posted by Sellers with respect to the Interests as soon as possible, but not later than June 30, 2001.

         (c) If Sellers require payment from Buyer of the Letter-of-Credit Note on or after June 30, 2001, and Buyer pays the Letter-of-Credit Note, Sellers shall assign to Buyer Sellers' One Million Three Hundred Thousand Dollars ($1,300,000) certificates of deposit to secure Buyer's replacement letters-of-credit.

         (d) If the beneficiaries of the posted letters-of-credit withhold their consent to accept the letters-of-credit obtained by Buyer in replacement for Sellers' posted letters-of-credit, Buyer instead will obtain letters-of-credit in favor of Sellers to support Sellers' posted letters-of-credit within twenty (20) days following notification by such beneficiaries withholding consent.

         9.6 Buyer's Stock. Buyer grants to Sellers piggyback registration rights with respect to any shares of Buyer's Common Stock assigned to Sellers pursuant to this Agreement. If Buyer does not cause such shares attributable to the Stock Deposit, Stock Penalty or Stock Payment or to be registered on or before December 31, 2000, Sellers are entitled to one demand registration of such shares at Buyer's expense. If Sellers receive shares of Buyer's Common Stock in payment for principal and/or interest due under the Letter-of-Credit Note pursuant to Section 2.6, and Buyer does not cause such shares to be registered on or before December 31, 2001, Sellers are entitled to one demand registration of such shares at Buyer's expense. The provisions of Sellers' registration rights are more specifically set forth in the Registration Rights Agreement to be executed by the Parties attached hereto as Exhibit "F" and incorporated herein (the "Registration Rights Agreement"). The representations of the Sellers as to their suitability to receive shares of the Common Stock of Buyer pursuant to this Agreement are more specifically set forth in the Investment Representation Agreements to be executed by the Parties attached together hereto as Exhibit "G" and incorporated herein (the "Investment Representation Agreements")


                                   ARTICLE 10
                                  TITLE MATTERS

         10.1 Access to Title and Other Documents.

             (a) After the date hereof, Sellers will make available to Buyer and to its representatives (such representatives to include employees, consultants, independent contractors, attorneys and other advisors of Buyer) for Buyer's copying and/or inspection (at Buyer's cost and expense), at Sellers' offices during normal business hours the following documents in Sellers' possession or under its control:

                  (i) All abstracts of title, title opinions, title curative materials, ownership reports, division orders, bills of sale, other documents evidencing transfers of title, tax receipts, and licenses and registrations pertaining to the Interests.

                  (ii) All of the lease records, lease files, leases, conveyances and assignments of interest in the Leases; unitization, unit, pooling and operating agreements; division orders; contracts; transfer orders; orders of the applicable regulatory authorities or administrative agencies; mortgages, deeds of trust, security agreements, and financing statements; and all other contracts, agreements and documents affecting the Interests.

                  (iii) Instruments and documents concerning proper payment of all general and special assessments, ad valorem and property taxes, and production, severance and similar taxes and assessments based on or measured by the ownership of the Interests, the production of hydrocarbons, or the receipt of proceeds therefrom for 1999 and years prior for which the applicable statute of limitations has not expired.

                  (iv) All geological maps, geophysical surveys, ownership maps, seismic surveys, logs, core studies, and surveys relating to the Interests.

                  (v) All production records; transportation agreements; contracts concerning the purchase of gas, oil, casinghead gas, distillate, gas condensate or other hydrocarbons; processing agreements; all correspondence relating to the Interests; and data sheets relating to the Interests and to bonuses, rentals and royalties payable with respect thereto.

                  (vi) All agreements relating to the purchase, sale, processing, and transportation of production from the Wells.

                  (vii) All bonds, leases, permits, easements, licenses, orders, saltwater disposal agreements, agreements with pumpers and other agreements in any way relating to the Interests or the operation thereof.

Reliance on such information shall be at the sole risk of the Buyer, and Sellers make no guaranty or representation as to the accuracy or completeness of such data, except as otherwise provided in this Agreement.

         Sellers shall authorize Buyer and its representatives to consult with attorneys, abstract companies and other consultants or independent contractors of Sellers (whether utilized in the past or present) concerning title related matters. Reliance on such information of such third parties shall be at the sole risk of the Buyer, and Sellers make no guaranty or representation as to the accuracy or completeness of such data.

         10.2 No Warranty or Representation. At the Closing, Sellers shall convey to Buyer all the Interests. Such conveyance shall be subject to the Permitted Encumbrances and WITHOUT ANY WARRANTY OF TITLE, EITHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, except for the warranty of title as to persons claiming by, through and under Sellers contained in the Assignment. Without limiting Buyer's right to reduce the Purchase Price in the manner provided in this Article 10, Sellers make no warranty or representation, express or implied, with respect to the accuracy or completeness of any information. Records or data now, heretofore, or hereafter made available to Buyer in connection with this Agreement, including, without limitation, any description of the Interests, pricing assumptions, potential for production of hydrocarbons from the Interests, or any other matters contained in any material furnished by Sellers to Buyer or its officers, directors, employees, agents, advisors or representatives.

         10.3 Disclaimer. ALL PERSONAL PROPERTY, MACHINERY, FIXTURES, EQUIPMENT AND MATERIALS CONVEYED HEREBY ARE SOLD AND ASSIGNED AND ACCEPTED BY BUYER IN THEIR "WHERE IS, AS IS" CONDITION, WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED OR STATUTORY, OF MARKETABILITY, QUALITY, CONDITION, MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE OR USE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

         10.4 Permitted Encumbrances. As used in this Agreement, the term "Permitted Encumbrances" shall mean the following, provided that the same shall not operate to reduce the net revenue interest or increase the gross working interest of an Interest beyond that shown on Exhibit "A":

             (a) Lessors' royalties, non-participating royalties, overriding royalties, division orders, reversionary interests, and similar burdens.

             (b) Preferential rights to purchase and required third party consents to assignments and similar agreements, with respect to which, prior to Closing (i) waivers or consents are obtained from the appropriate parties, (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (iii) arrangements acceptable to Buyer can be made by Buyer and Sellers to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents to assign have been obtained.

             (c) Liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business.

             (d) All rights to consent by, required notices to, filing with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance and neither Sellers nor Buyer has no reason to believe they cannot be obtained.

             (e) Such Title Defects as Buyer may have waived in writing.

             (f) Rights reserved to or vested in any governmental authority.

             (g) Rights of a common owner of any Interest in rights-of-way or easements currently held by Sellers and such common owner as tenants in common or through common ownership.

             (h) Easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Interests for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment which do not materially impair the rights held by Buyer or the use and enjoyment of the Interests.

             (i) Defects, irregularities and deficiencies in title to any rights-of-way, easements, surface lease or other rights which in the aggregate do not materially impair the use of such right-of-way, easements, surface leases or other rights for the purpose of which such rights will be held by Buyer.

             (j) Zoning, planning and environmental laws and ordinances and municipal regulations.

             (k) Vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due, or which are being contested in good faith by appropriate proceedings by or on behalf of Sellers.

             (l) Liens created under operating agreements in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Sellers.

             (m) The terms and provisions of the Existing Documents.

         10.5 Good and Defensible Title. For the purposes of this Article 10, the term "Good and Defensible Title" shall mean, with respect to each of the Interests, that title of Sellers which, subject to and except for Permitted
Encumbrances:

             (a) Entitles Sellers, throughout the duration of the relevant Interest, to receive from such Interest (free and clear of all royalties, overriding royalties, non-participating royalties, net profits interests, or other burdens on or measured by production of hydrocarbons) not less than the interest shown as the net revenue interest on Exhibit "A" in all hydrocarbons produced, saved and marketed from the Interest and of all hydrocarbons produced, saved, and marketed from any unit of which the Interest is a part and which is allocated to such Interest; all without reduction, suspension, or termination of the Interest.

             (b) Obligates Sellers to bear the percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, the Interest not greater than the gross working interest shown on Exhibit "A" without increase throughout the duration of such Interest.

             (c) Is free and clear of liens, encumbrances and defects.

             (d) All irregularities of title that would not reasonably be expected to result in claims that would materially and adversely affect Sellers' title to an Interest shall not be considered a Title Defect, including but not limited to (i) defects in the chain of title consisting of failure to recite marital status or the omission of succession or heirship proceedings; (ii) defects or irregularities arising out of prior oil and gas leases which, on their face, expired more than three (3) years prior to the Effective Time, and which have not been released of record; (iii) defects or irregularities arising out of acknowledgments, questions of identity, trusts or trustees, executors and personal representatives, and the manner in which they executed documents or were identified thereon; (iv) defects or irregularities arising out of mortgages or deeds of trust which, by their terms, matured more than six (6) years prior to the Effective Time but which remain unreleased of record; (v) defects or irregularities arising out of the lack of survey of specific land or lease description; (vi) defects or irregularities arising out of the lack of recorded powers of attorneys from corporations, banks, trusts or personal representatives to execute and deliver documents on their behalf or on behalf of others; (vii) defects or irregularities cured by possession under applicable statutes of limitation and statutes relating to prescription.

         10.6 Notice of Title Defect. Except for Permitted Encumbrances, any defect in title, lien, encumbrance, or defect that would cause Sellers' title to any Interest not to be Good and Defensible Title shall be a title defect ("Title Defect"). Not later than five (5) days before the Closing Date (the "Warranty Claim Date"), Buyer must notify Sellers in writing of any matter that Buyer considers to be a Title Defect ("Notice of Title Defect"), which notice shall include, (i) a specific description of the matter Buyer asserts as a Title Defect, (ii) a specific description of the Interest or the portion of the Interest that is affected by the Title Defect, (iii) Buyer's calculation of the amount ("Title Defect Amount") that the value of the Interest should be reduced because of the Title Defect based on the Allocated Value shown on Exhibit "B," and (iv) appropriate supporting documentation.

         Notwithstanding anything to the contrary in this Agreement, the Buyer shall be deemed to have waived any Title Defect which the Buyer has not specifically asserted in its Notice of Title Defect presented before the Warranty Claim Date.

         10.7 Title Failure. Any item that Sellers acknowledges is a Title Defect but that Sellers are unwilling to cure shall be deemed a title failure ("Title Failure") and, subject to Section 10.9 below, the Purchase Price shall be reduced for such Title Defect pursuant to Section 2.3 unless, in Sellers' reasonable judgment, it is unlikely that material losses, costs, expenses and liabilities will be experienced with respect to such Title Defect and Sellers agree to indemnify Buyer with respect thereto.

         10.8 Defect Notice; Sellers' Opportunity to Cure. To the extent that Sellers dispute that any item described in the Notice of Title Defect actually constitutes a Title Defect or disputes the Title Defect Amount assigned by Buyer to any such Title Defect ("Contested Defect"), Sellers shall deliver to Buyer a notice so stating ("Defect Notice"). Subject to the provisions of 10.9 below, the portion of the Purchase Price attributable to Title Defects which Sellers are willing to cure but which are uncured at Closing, or which are not waived by Buyer at Closing (including Contested Defects), shall be deposited into an escrow account pursuant to an escrow agreement agreed to by the Parties and the Assignment will be revised to delete all of that portion of the Interests affected by such Title Defects (including Contested Defects). If Sellers fail to cure a Title Defect within ninety (90) days after Closing, it shall be deemed a Title Failure and the funds attributable to such Title Defect shall be released from escrow to Buyer and the property on which such Title Defect exists shall not be conveyed to Buyer.

         10.9 Title Purchase Price Adjustments. Notwithstanding any provision hereof to the contrary, there shall be no reduction in the Purchase Price for Title Failures and no escrow for Title Defects or Contested Defects unless and until the aggregate amount of such Title Defects (including Title Failures and Contested Defects) exceeds four percent (4%) of the Purchase Price and only for the amount in excess of such amount.

         10.10 Termination Amount. Notwithstanding any provision hereof to the contrary, in the event the aggregate adjustments for Title Defects pursuant to this Article 10 and for Environmental Defects pursuant to Article 11 amount to twenty percent (20%) or more of the Adjusted Purchase Price (the "Termination Amount"), either Party shall have the option to terminate this Agreement, without any liability, upon written notice to the other Party.

         10.11 Preferential Rights and Consents to Assign. Some Interests may be subject to existing preferential rights to purchase the Interests or consents may be required in order to assign the Interests. Sellers shall provide Buyer with a list, and shall make a good faith effort to obtain consent and waivers of any preferential rights which Sellers know must be obtained prior to Closing and are not ordinarily obtained after Closing. Buyer shall notify Sellers of any additional consent requirement or preferential right to purchase it discovers prior to Closing. If a preferential right is exercised or a consent is denied prior to Closing, the Purchase Price shall be adjusted downward in an amount equal to the price paid to Sellers for the Interest with respect to which the preferential right has been exercised or the consent has been denied and such Interest shall be deleted from this Agreement. In the case of a preferential right to purchase, Sellers shall be entitled to all proceeds paid by the third party exercising its preferential right to purchase. If a third party preferential purchase right burdening any Interest has not been exercised or waived by Closing, Buyer shall pay for and accept an assignment covering such Interest and, if the preferential right is exercised after Closing, Buyer shall be entitled to all proceeds paid for such interest by the third party exercising such preferential purchase right. Buyer shall be responsible for conveying title to the Interest affected by said preferential right to the party exercising the same and shall indemnify and hold Sellers harmless from and against any claim or liability for Buyer's failure to make such conveyance.


                                   ARTICLE 11
                                  ENVIRONMENTAL

         11.1 Inspection; Indemnity. Buyer and its authorized representatives, at Buyer's sole risk and expense, shall have the right to enter upon and inspect the real and personal properties comprising the Interests, and to conduct such well, environmental and other tests and assessments as Buyer shall deem appropriate, subject to the approval of the operator in the case of non-operated properties. Buyer shall repair any damages to the Interests resulting from its inspection and shall defend and hold Sellers harmless from and against any and all losses, damages, claims, obligations, liabilities, expenses (including court costs and attorneys' fees) or causes of action directly resulting from Buyer's inspection of the Interests.

         11.2 Environmental Assessment. As part of its inspection of the Interests, Buyer and its authorized representatives shall have the right to conduct soil and water tests and borings, and generally to conduct such tests, examinations, investigations and studies as may be necessary or appropriate in Buyer's sole judgment to make an environmental assessment of the Interests. Buyer shall keep any data or information acquired through such examination and the results of all analyses of such data and information strictly confidential and shall not disclose the same to any person or agency without the prior written approval of Sellers unless such disclosure is required by law. Buyer shall take all steps necessary to ensure that Buyer's authorized representatives comply with the provisions of this Article 11. If Buyer has discovered in its environmental assessment circumstances which require remediation, control or other response under environmental laws, rules or regulations then in effect (an "Environmental Defect"), Buyer shall notify Sellers of such circumstances as soon as practicable, but in no event less than ten (10) days prior to Closing.

         11.3 Environmental Defects If Buyer properly notifies Sellers of an Environmental Defect related to an Interest, Buyer may (i) waive the Environmental Defect and Close, or (ii) request Sellers to cure the Environmental Defect. If Buyer asks Sellers to cure an Environmental Defect, and if the aggregate amount of all such Environmental Defects exceeds four percent (4%) of the Purchase Price, Sellers have the option (i) to cure the Environmental Defect, or (ii) to exclude the Interest affected by the Environmental Defect from this Agreement. If Sellers elect to cure the Environmental Defect, but the cure has not been completed by Closing, the Interest affected by the Environmental Defect shall not be conveyed to Buyer at Closing, the Purchase Price shall be reduced by the amount allocated to such Interest and such amount shall be deposited into the escrow account referred to in Section 10.7. If the Environmental Defect is cured within ninety (90) days after Closing, within five (5) days after the Environmental Defect is cured, Sellers will convey to Buyer the Interest affected by the Environmental Defect and the applicable amount shall be released from escrow to Sellers. If Sellers elect to exclude the Interest affected by the Environmental Defect from this Agreement, subject to Section 11.4 below, the Purchase Price will be reduced by the allocated value of the Interest affected.

         11.4 Environmental Purchase Price Adjustment. Notwithstanding any provision hereof to the contrary, there shall be no reduction in the Purchase Price for uncured Environmental Defects unless, and only to the extent that, the aggregate amount of such uncured Environmental Defects exceeds four percent (4%) of the Purchase Price and then only for the amount in excess of such amount.

                                   ARTICLE 12
                        TERMINATION, DEFAULT AND REMEDIES

         12.1 Right of Termination. The Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

         (i) By Sellers, at Sellers' option, in the event any of the conditions set forth in Article 7 have not been satisfied as provided therein.

         (ii) By Buyer, at Buyer's option, in the event any of the conditions set forth in Article 6 have not been satisfied as provided therein.

         (iii) By either Party in the event that the adjustments to the Purchase Price exceed the Termination Amount, as provided for in Section 10.10.

         (iv)  At any time by the mutual written agreement of the Parties.

         12.2 Effect of Termination. In the event of the termination of this Agreement by Sellers pursuant to Section 12.1 (i) hereof due to Buyer's failure to meet a condition of Closing, Sellers may terminate this Agreement whereupon Castle shall retain the Earnest Money Deposits and any accrued interest thereon which shall be Castle's sole remedy, and whereupon Buyer shall issue to BWAB the Stock Penalty which shall be BWAB's sole remedy; provided, however, that the rights of Sellers set forth in the Registration Rights Agreements with respect to registration of the shares of Buyer's Stock received by Sellers under the Stock Deposit and the Stock Penalty, as well as the representations made by Sellers in the Investment Representation Agreements, shall survive such termination. In the event Buyer terminates this Agreement pursuant to Section
12.1 (ii) hereof due to Sellers' failure to meet a condition of Closing, Buyer may pursue its rights and remedies against Sellers for Sellers' breach of this Agreement and receive back the Earnest Money Deposits, with accrued interest. In the event of the termination of this Agreement pursuant to either Section 12.1
(iii) or (iv) hereof, the termination shall be without penalty and the Parties shall have no further obligations to, nor rights against, one another, except that Sellers shall return the Earnest Money Deposits to Buyer, with accrued interest.

         12.3 Dispute Resolution. If the Parties disagree as to the cause for termination, they will first attempt to resolve such disagreement through a meeting, to be held within ten (10) days of such termination, of senior executives of each party, and if such meeting fails to resolve the matter, through a neutral arbitrator appointed by such executives within thirty (30) days of the date of such meeting.

         12.4 Return of Documentation. Upon termination of this Agreement, Buyer shall return to Sellers all title, geological data, reports, contracts, and maps and other information furnished by Sellers to Buyer and all copies thereof.


                                   ARTICLE 13
                            ASSUMPTION OF OBLIGATIONS

         13.1 Assumption of Obligations. At Closing, Buyer shall assume (a) the obligation to (i) plug and abandon or remove and dispose of all Wells (whether then producing or temporarily or permanently abandoned), platforms, structures, flow lines, pipelines, and the other equipment now or hereafter located on the Interests; (ii) cap and bury all flow lines and (iii) dispose of other pipelines now or hereafter located on the Interests, and all other pollutants, wastes, contaminants, or hazardous, extremely hazardous, or toxic materials, substances, chemicals or wastes now or hereafter located on the Interests; (b) all obligations and liabilities arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to substances produced from the Interests on or after the Effective Time; and (c) all other costs, obligations and liabilities that relate to the Interests and, in each case, arise from or relate to events occurring on or after the Effective Time. All such plugging, replugging, abandonment, removal, disposal, and restoration operations shall be in compliance with applicable laws and regulations and contracts, and shall be conducted in a good and workmanlike manner.


                                   ARTICLE 14
                                  MISCELLANEOUS

         14.1 Fees and Taxes. Except as otherwise specifically provided, all fees, costs and expense incurred by Buyer or Sellers in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, legal and accounting fees, costs and expenses. All required documentary, filing and recording fees for the assignments, conveyance or other instruments required to convey title to the Interests to Buyer shall be borne by Buyer. In addition, the liability for any sales, use, transfer or similar tax associated with the sale and/or transfer of the Interests shall be the liability of, and for the account of, the Buyer and such liability shall not be subject to proration as provided in Section 2.3.

         14.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly made when actually delivered, including delivery by courier, facsimile, telecopy, or other electronic medium, or if mailed by registered to certified mail, postage prepaid, addressed as follows:

SELLERS:

CASTLE OFFSHORE, L.L.C.
One Radnor Corporate Center, Suite 250
100 Matsonford Road
Radnor, Pennsylvania  19087
Attn: Richard E. Staedtler
Chief Financial Officer
Telephone:  (610) 995-9400
Facsimile:  (610) 995-0409



BWAB LIMITED LIABILITY COMPANY
Suite 1390
475 Seventeenth Street
Denver, Colorado 80202
Attn: Steven A. Roitman
Manager
Telephone:  (303) 295-7444
Facsimile:  (303) 294-9878

BUYER:

DELTA PETROLEUM CORPORATION
555 17th Street, Suite 3310
Denver, Colorado 80202
Attn: Roger Parker
Chief Executive Officer
Telephone:  (303) 293-9133
Facsimile:  (303) 298-8251


         Either Party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

         14.3 Amendments. This Agreement may not be amended except by an instrument in writing signed by Buyer and Sellers.

         14.4 Preparation of Agreement. Both Sellers and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.



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


         14.5 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

         14.6 Counterparts. This Agreement may be executed by Buyer and Sellers in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

         14.7 References. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate or other entity.

         14.8 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Colorado without giving effect to the conflicts of law rules thereof. Any disputes concerning this Agreement or the subject matter hereof shall be brought in a court of competent jurisdiction of the State of Colorado.

         14.9 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding between the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understanding relating to such subject matter.

         14.10 Assignment; Parties in Interest. Neither Party shall assign this Agreement without the other Party's prior written consent; provided, however, that this requirement shall not apply to a subsidiary or other affiliate of the assigning Party so long as the assigning Party remains responsible for its assignee's obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

         14.11 Further Cooperation. After the Closing, Buyer and Sellers shall execute and deliver, or shall caused to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as any Party may reasonably request to convey and deliver the Interests to Buyer, to accomplish the orderly transfer of the Interests to Buyer, or to otherwise effectuate the transactions contemplated by this Agreement. If either Party hereto receives monies belonging to the other, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Sellers and Buyer, then the Parties shall consult with each other and each shall promptly pay its portion of such obligation to the obligee.

         14.12. Press Release. Neither Party shall make any press release or other announcement in connection with the execution of this Agreement or the Closing without first consulting with the other Party. Following such consultation and good faith attempt to make reasonable accommodations, either Party may make any announcement or press release that it believes is either required by applicable law or the rules of any stock exchange, or is advisable in connection with such Party's obligation to provide public disclosure regarding its activities. This provision shall not apply to any filing with any governmental body or stock exchange required by law, rule or regulation.

         14.13 Subrogation. Buyer shall be subrogated to all rights, actions and warranties that Sellers may have with respect to Sellers' predecessors-in-interest as to the Interests.

         EXECUTED as of the date first above stated, but made effective as of the Effective Time.

                                    SELLERS:

                                    CASTLE OFFSHORE, L.L.C.



                                    By  /s/ Richard E. Staedtler
                                        ----------------------------------------
                                            Richard E. Staedtler
                                            Chief Financial Officer

                                    BWAB LIMITED LIABILITY COMPANY



                                    By  /s/ Steven A. Roitman
                                        ----------------------------------------
                                            Steven A. Roitman
                                            Manager


                                    BUYER:

                                    DELTA PETROLEUM CORPORATION



                                    By  /s/ Aleron H. Larson, Jr.
                                        ----------------------------------------
                                            Aleron H. Larson, Jr.
                                            Chief Executive Officer/Chairman



                                       30